In planning and performing our audits of the financial statements of the Potomac U.S. Plus
Fund, the Potomac U.S./Short Fund, the Potomac OTC
Plus Fund, the Potomac OTC/Short Fund and the
Potomac U.S. Government Money Market Fund
(constituting The Potomac Funds, hereafter referred to as the "Funds") for the periods ended
August 31, 1998, we considered its internal control, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public
Accountants. A material weakness is a condition in which the design or operation of the specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving internal control, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 1998.

This report is intended solely for the information and use of management and the Securities and Exchange
Commission.




PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
October 28, 1998